Exhibit 99.1



           Magnetek Announces Executive Staff Appointments


    MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Nov. 13, 2006--On Friday, November 10, during a webcast conference call following release of its fiscal 2007 first-quarter results, Magnetek, Inc. (NYSE:MAG) announced two executive management appointments.

    Peter M. McCormick, 46, has been named Executive Vice President and Chief Operating Officer of the Company. Mr. McCormick joined Magnetek in 1993, and served in positions of increasing responsibility with the Company's Drives & Systems group, latterly as Vice President of Operations. In 1999, he was named President and General Manager of the Company's Power Control Systems group. Prior to joining the Company, Mr. McCormick was a Commercial Marketing Manager with Square D Company. A graduate of the University of Wisconsin, he holds a Bachelor of Science degree in Industrial Technology, with minors in Computer Science and Power & Control Systems.

    Marty J. Schwenner, 45, becomes Magnetek's Vice President and Chief Financial Officer, succeeding David P. Reiland, who was elected President and Chief Executive Officer of the Company on October 25th. Mr. Schwenner joined the Company in 1989 and has held financial management positions of increasing responsibility with Magnetek, both internationally and in the U.S., latterly as Vice President and Controller. Prior to joining the Company, Mr. Schwenner was financial analyst with Nortek, Inc. He is a Certified Public Accountant and a Certified Internal Auditor.

    "The appointments of Mr. Schwenner as Chief Financial Officer and Mr. McCormick as Chief Operating Officer continue our management realignment following the October 23rd divestiture of our Power Electronics Group," said Mr. Reiland. As previously reported, the Company's Power Electronics group was based in Valdarno, Italy, with manufacturing facilities in Italy, Hungary, California and China. Proceeds from the divestiture are being used, among other purposes, to repay debt and contribute to the Company's pension trust fund.

    Magnetek also recently announced the move of its corporate headquarters from Los Angeles to its largest manufacturing center, located at N49 W13650 Campbell Drive in Menomonee Falls, WI, a suburb of Milwaukee.

    Magnetek manufactures digital power and motion control systems used in material-handling, people-moving, energy management and wireless communications. It operates manufacturing facilities in Pittsburgh, PA, Dallas, TX, and Mississauga, Ontario, Canada as well as Menomonee Falls, WI. On September 29, 2006, the Company reported revenue of $83.1 million for its 2006 fiscal year, ended on July 2, 2006(a).

    (a) Magnetek's fiscal quarters end on the Sundays nearest
September 30, December 31, March 31 and June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic and market conditions, audit-related costs and findings, legal proceedings and their effects on the Company's financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.



    CONTACT: Magnetek, Inc.
             Robert Murray, 213-200-7606
             VP, Communications
             bmurray@magnetek.com